                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Sections 240.14a-11(c) or Section 240.14a-12

                             LAWSON PRODUCTS, INC.
-------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee previously paid with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
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
   [LOGO]

LAWSON PRODUCTS, INC.
1666 EAST TOUHY AVENUE
DES PLAINES, ILLINOIS 60018

--------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 12, 1998

------------------------

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the "Company" or "Lawson"), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 12, 1998, at 10:00 A.M. (Local Time) for the following purposes:

(1) To elect three directors to serve three years;

(2) To consider and vote upon a stockholder proposal concerning the sale or merger of the Company;

(3) To consider and vote upon a stockholder proposal concerning the elimination of a classified Board of Directors; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this notice is a form of proxy, a Proxy Statement and a copy of the Company's 1997 Annual Report.

EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. IF YOU EXECUTE A PROXY, YOU STILL MAY ATTEND THE MEETING AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          Robert J. Washlow
                                          SECRETARY

Des Plaines, Illinois
April 10, 1998

   [LOGO]

LAWSON PRODUCTS, INC.
1666 EAST TOUHY AVENUE
DES PLAINES, ILLINOIS 60018
--------------------------

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 12, 1998

------------------------

This Proxy Statement is being sent to stockholders on or about April 10, 1998, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only stockholders of record at the close of business on March 31, 1998, are entitled to notice of and to vote at the meeting. The Company has retained Morrow & Co., Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $5,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

As of March 31, 1998, the Company had outstanding 11,135,533 shares of the Company's Common Stock (the "Common Stock") and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

It is intended that the named proxies will vote in favor of the election as directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees, against the stockholder proposal concerning the sale or merger of the Company, and against the stockholder proposal concerning the elimination of a classified Board of Directors. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will have no effect on any proposal at this annual meeting for which a vote is not indicated on the proxies.

ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares he owns, and he may cast his votes for one nominee or distribute them in any manner he chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at nine members. The Board is divided into three classes, with one class being elected each year for a three-year term. At the meeting, three directors are to be elected to serve until 2001.

The following information has been furnished by the respective nominees and continuing directors:

                                                                                                       YEAR FIRST
                                                                                                        ELECTED
NAME                                     AGE                   PRINCIPAL OCCUPATION                     DIRECTOR
---------------------------------------  ---  -------------------------------------------------------  ----------

NOMINEES TO BE ELECTED TO SERVE UNTIL 2001
Bernard Kalish.........................  60   Chairman of the Board and Chief Executive Officer of          1983
                                                the Company
Sidney L. Port.........................  87   Chairman of the Executive Committee of the Company            1953
Robert J. Washlow......................  53   Partner at the law firm of Vedder, Price, Kaufman &           1997
                                                Kammholz. Also Secretary to the Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2000
James T. Brophy........................  70   Private Investor                                              1971
Hugh Allen.............................  62   Senior Executive Vice President -- Sales -- Marketing         1995
                                                of the Company
Jerome Shaffer.........................  70   Vice President and Treasurer of the Company                   1989

DIRECTORS WHOSE TERMS EXPIRE IN 1999
Ronald B. Port, M.D....................  57   Physician                                                     1984
Robert G. Rettig.......................  68   Consultant                                                    1989
Peter G. Smith.........................  59   President and Chief Operating Officer of the Company          1985

------------------------

- The Executive Committee, the members of which are Sidney L. Port, Bernard Kalish and Peter G. Smith, has all of the authority of the Board of Directors between Board meetings, except to declare a dividend, authorize the issuance of stock, amend the By-Laws or take action relating to certain corporate changes.

- The Audit Committee, the members of which are James T. Brophy, Robert G. Rettig, and Ronald B. Port, M.D., reviews the scope and results of the audit by the Company's independent auditors and reviews the Company's procedures for monitoring internal accounting controls.

-  The Compensation Committee, the members of which are James T. Brophy, Robert
   G. Rettig and Ronald B. Port, M.D., makes all determinations with respect to the compensation of the Chairman of the Board and establishes general compensation policies with respect to all other executive officers of the Company.

- The Nominating Committee, the members of which are James T. Brophy, Robert G. Rettig and Ronald B. Port, M.D., reviews and recommends potential directors to the Board of Directors.

-  The Incentive Stock Committee, the members of which are Sidney L. Port, James
   T. Brophy and Ronald B. Port, M.D., administers the Company's Incentive Stock Plan.

- Because of his substantial stockholdings, Sidney L. Port may be deemed to be a control person of the Company. See "Securities Beneficially Owned by Principal Stockholders and Management."

-  Ronald B. Port, M.D. is the son of Sidney L. Port.

- Robert J. Washlow is the son-in-law of Sidney L. Port. Mr. Washlow is a partner at the law firm of Vedder, Price, Kaufman & Kammholz, which firm provides legal services to the Company.

- Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years.

In 1997, the Board of Directors held four meetings, the Compensation Committee held one meeting, the Audit Committee held one meeting and the Nominating Committee held one meeting. During 1997, each director attended at least 75% of the meetings of the Board. Each director attended at least 75% of the meetings, during 1997, of the respective committees on which he served except Ronald B. Port, M.D. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. Directors who are not employees of the Company receive directors' fees of $12,000 annually, other than Robert J. Washlow. In 1997, each outside director, other than Robert
J. Washlow, was paid an additional $10,000. Mr. Washlow did not receive any compensation from the Company as a director in 1997.

SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

Set forth below, as of March 1, 1998 (unless otherwise indicated), are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, the executive officers listed on the Summary Compensation Table below, and all executive officers and directors as a group.

                                                                         SOLE        SHARED
                                                                       VOTING OR    VOTING OR       PERCENT
                                                                      DISPOSITIVE  DISPOSITIVE    OF CLASS AT
NAME                                                                  POWER(1)(2)     POWER      MARCH 1, 1998
--------------------------------------------------------------------  -----------  -----------  ---------------

Sidney L. Port .....................................................    3,407,382     -0-             30.5%
  1666 East Touhy Avenue
  Des Plaines, Illinois 60018
Bettie (Mrs. Sidney L.) Port .......................................    1,421,802     -0-             12.7%
  1666 East Touhy Avenue
  Des Plaines, Illinois 60018
Hugh Allen .........................................................        6,000     -0-           *
James T. Brophy ....................................................        1,150     -0-           *
Bernard Kalish .....................................................       15,350     -0-           *
Ronald B. Port, M.D. ...............................................       16,615     -0-           *
Robert G. Rettig ...................................................          500     -0-           *
Jerome Shaffer .....................................................       21,533       2,530       *
Peter G. Smith .....................................................       11,700      10,511       *
Robert J. Washlow ..................................................       26,890     -0-           *
All executive officers and directors as a group
  (13 persons) .....................................................    3,524,864      13,041         31.7%

------------------------

*   Less than 1%.

(1) Does not include certain shares held by wives and minor children in the case of Mr. Brophy (725 shares), Mr. Kalish (12,323 shares), Dr. Port (16,615 shares), Mr. Shaffer (2,450 shares), Mr. Smith (1,700 shares) and Mr. Washlow (49,060) and all executive officers and directors as a group (82,873 shares).

(2) Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days by Mr. Allen (3,750 shares), Mr. Kalish (13,750 shares), Mr. Shaffer (6,500 shares), Mr. Smith (10,000 shares) and all executive officers and directors as a group (44,625 shares).

REMUNERATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995, of those persons who were, at December 31, 1997 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                        ANNUAL       ------------
                                                     COMPENSATION     SECURITIES       ALL OTHER
                                                    ---------------   UNDERLYING    COMPENSATION(2)
NAME AND PRINCIPAL POSITION                   YEAR   SALARY   BONUS   OPTIONS(1)          ($)
-----------------------------------------------------------------------------------------------------
Bernard Kalish                                1997  $362,068  $48,180        -0-   $        15,200
  CHAIRMAN OF THE BOARD AND                   1996   343,747    -0-      15,000             13,500
  CHIEF EXECUTIVE OFFICER                     1995   325,950    -0-         -0-             15,000
-----------------------------------------------------------------------------------------------------
Sidney L. Port                                1997   316,101    -0-         -0-             15,200
  CHAIRMAN OF THE EXECUTIVE                   1996   301,952    -0-         -0-             13,500
  COMMITTEE                                   1995   288,187    -0-         -0-             15,000
-----------------------------------------------------------------------------------------------------
Peter G. Smith                                1997   304,882  9,430         -0-             15,200
  PRESIDENT AND CHIEF                         1996   290,109    -0-      10,000             13,500
  OPERATING OFFICER                           1995   274,119    -0-         -0-             15,000
-----------------------------------------------------------------------------------------------------
Hugh Allen                                    1997   226,358  17,317        -0-             15,200
  SENIOR EXECUTIVE VICE-PRESIDENT --          1996   212,445    -0-       5,000             13,500
  SALES -- MARKETING                          1995   202,891    -0-         -0-             15,000
-----------------------------------------------------------------------------------------------------
Jerome Shaffer                                1997   210,278  5,938         -0-             15,200
  VICE PRESIDENT AND                          1996   205,967    -0-       6,000             13,500
  TREASURER                                   1995   197,232    -0-         -0-             15,000
-----------------------------------------------------------------------------------------------------

(1) The Company has not issued stock appreciation rights or restricted stock awards to the Named Officers and does not have any "long-term incentive plans" as that term is defined in the applicable rules. The Company issued options to the named officers as shown.

(2) These amounts represent the Company's contribution as accrued to the Company's Profit Sharing Plan.

                          OPTIONS GRANTED DURING 1997

There were no stock options granted to the Named Officers during fiscal 1997.

                     AGGREGATE OF OPTIONS EXERCISED IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                                                                           VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED  IN-THE-MONEY OPTIONS
                                                                     OPTIONS AT DECEMBER            AT
                                                                          31, 1997         DECEMBER 31, 1997(1)
                                                                    ---------------------  --------------------
                                   SHARES ACQUIRED                      EXERCISABLE/           EXERCISABLE/
NAME                                 ON EXERCISE    VALUE REALIZED      UNEXERCISABLE         UNEXERCISABLE
---------------------------------  ---------------  --------------  ---------------------  --------------------
Bernard Kalish...................       --               --             13,750/11,250      $  37,313/81,563
Sidney L. Port...................       --               --                  --                     --
Peter G. Smith...................       --               --             10,000/7,500          35,000/54,375
Hugh Allen.......................       --               --              3,750/3,750          14,688/27,188
Jerome Shaffer...................       --               --              6,500/4,500          45,375/32,625

------------------------

(1) Based on the closing price of the Company's Common Stock as reported on the NASDAQ National Market System on December 31, 1997.

STOCK PRICE PERFORMANCE CHART

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Industrial Diversified Index for the five prior fiscal years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             LAWSON PRODUCTS    DOW JONES INDUSTRIAL DIVERSIFIED    DOW JONES EQUITY MARKET INDEX
12/31/92                  $100                               $100                              $100
12/31/93                116.71                             122.19                            109.95
12/30/94                106.66                             112.07                            110.76
12/29/95                102.48                             146.76                            152.49
12/31/96                 94.17                             189.89                            187.63
12/31/97                130.70                             248.91                            251.34

Assumes that the value of the investment in Lawson's Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

EMPLOYMENT CONTRACTS

Mr. Kalish is employed under a contract expiring in 2001 pursuant to which he will receive a minimum salary of $362,163 for 1998. The contract is automatically renewable for one year terms unless a one year notice is given. The contract provides for salary increases from time to time and for salary continuation during incapacity and for two years after death.

Under the terms of a salary continuation agreement, in the event of Mr. Port's death while employed by the Company, the Company will continue his salary for two years thereafter.

Mr. Smith is employed under a contract pursuant to which he will receive a minimum salary of $307,109 for 1998. Upon the expiration of two years prior written notice, the contract is cancelable by either party. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

Mr. Allen is employed under a contract pursuant to which he will receive a minimum salary of $225,000 for 1998. Upon the expiration of two years prior written notice, the contract is cancelable by either party. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

Mr. Shaffer is employed under a contract expiring in 1999 pursuant to which he will receive a minimum salary of $217,000 for 1998. The contract is automatically renewable for one year terms unless a one year notice is given. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Report of the Compensation Committee of the Board of Directors and the Stock Price Performance Chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE
AS TO COMPENSATION MATTERS

OVERVIEW

The objectives of the Compensation Committee in establishing executive compensation are to provide compensation that will both attract and retain superior talent and align the interests of the Company's executive officers with the financial success of the Company. The criteria used to determine the compensation of the Chief Executive Officer are also used in determining compensation for the other executive officers.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options) and various benefits, including medical and profit sharing plans, generally available to employees of the Company.

    BASE SALARY. Base salary for the executive officers was set pursuant to employment agreements described elsewhere in this proxy statement. In setting these compensation levels, the Compensation Committee considered a variety of factors, including competitive market levels, levels of responsibility as well as the unique abilities and individual experience and performance of each officer. In addition, certain of the employment agreements provide for discretionary increases in base salary. Generally, these salary increases are determined annually and correspond to increases in the consumer price index.

    INCENTIVE COMPENSATION PROGRAM. In 1995, the Board of Directors adopted the Lawson Products, Inc. Annual Incentive Compensation Program (the "Program"). Under the Program the Compensation Committee establishes annual corporate, team and individual target performance levels for each of the participating employees (which will include each of the Named Officers). Each participant will then be granted an annual incentive award based upon the market median base salary for that participant's position and the degree to which the participant's predetermined targets were achieved during the year.

    STOCK OPTION PROGRAM. The Company's long-term incentive based compensation program is achieved principally through the Lawson Products, Inc. Incentive Stock Plan under which stock options (both nonqualified and incentive), stock appreciation rights, stock purchase agreements and stock awards may be issued to officers and key employees. The objectives of the Plan are to align executive and stockholder long-term interests by creating a link between executive compensation and stockholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Company's plan, the Incentive Stock Committee determines the identity of recipients and the amount of benefits to be received by each recipient. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and have ten year terms.

    OTHER BENEFITS. The Company maintains an Executive Deferral Plan and also provides a variety of other benefits including a Profit Sharing Plan, which are generally available to Company employees.

                                          James T. Brophy
                                          Robert G. Rettig
                                          Ronald B. Port, M.D.

STOCKHOLDER PROPOSAL REGARDING THE SALE OR
MERGER OF THE COMPANY

The Company has been advised that Charles Miller, 23 Park Circle, Great Neck, New York 11024, who holds 200 shares of Lawson Common Stock, intends to submit the following proposal at the Annual Meeting:

                           "MAXIMIZE VALUE RESOLUTION

Resolved that the shareholders of Lawson Products, Inc. Corporation urge the Lawson Products, Inc. Board of Directors to arrange for the prompt sale of Lawson Products, Inc. to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Lawson Products, Inc. shareholders the opportunity to send a message to the Lawson Products, Inc. Board that they support the prompt sale of Lawson Products, Inc. to the highest bidder. A strong and/or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the financial performance of the company over many years and the drastic action that should be taken. Even if it is approved by the majority of the Lawson Products, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Lawson Products, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

The prompt auction of Lawson Products, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies."

THE BOARD OF DIRECTORS OF THE COMPANY OPPOSES AND UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

An essentially identical proposal was submitted to the Company for the 1997 annual meeting. That proposal received the affirmative vote of less than 6% of the then outstanding shares of Lawson Common Stock.

The Board continues to believe, like the overwhelming majority of the stockholders who voted against the proposal in 1997, that efforts seeking to force a sale of the Company are not in the best interests of the Company or its stockholders and that such efforts could seriously prejudice stockholders' financial interests.

The Board seeks to maximize stockholder value through increased growth, improved efficiencies, expansion and better penetration of markets, acquisitions and alliances complimentary to the Company's business. These efforts are reflected in the performance of the Company during 1997, a period in which the Company realized growth and increases in profitability and enjoyed an increased share price. For 1997, the Company achieved sales growth of 11.1% and an increase of net income of 6.8%, both compared to 1996. Over the five years ending December 31, 1997, net income totaled $101,106,000 and the Company delivered consistent profitability ranging from 7.7% to 9.6% of net sales, with return on equity ranging from 13.4% to 16.9%. The closing price of the Company's Common Stock was 21 7/8 at December 31, 1996 and 29 3/4 at December 31, 1997, a 36% increase in one year.

The Board believes that continued focus on the Company's sales and acquisition strategies, improved operating efficiencies and ongoing internal and external organizational modifications will continue to enhance stockholder value. The Board believes that the proposal could seriously prejudice and jeopardize the financial interests of stockholders. Although the proposal only requests and does not obligate the Board to take certain action, the Board believes that an announcement that such proposal has been adopted could severely damage the Company's relationships with its customers, independent sales agents and employees. Such results could have an adverse impact on the Company's ability to effectively compete in the short and long term, leading to a potential decline in revenues, profits and, in turn, stockholder value.

The Board notes that according to information supplied to the Company by Mr. Miller, as of November 3, 1997, the date Mr. Miller submitted his proposal, Mr. Miller held 200 shares of Lawson Common Stock with a market value of $5,600. As of March 1, 1998, the Board, in the aggregate, held approximately 31% of the outstanding Lawson Common Stock, worth $96,379,080.

The Company intends to continue its efforts to increase stockholder value through increased growth, improved efficiencies, increased expansion and penetration of markets and through acquisitions and alliances complimenting the Company's business.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL.

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting is required for approval of the stockholder proposal. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

STOCKHOLDER PROPOSAL REGARDING THE ELIMINATION OF
A CLASSIFIED BOARD OF DIRECTORS

The Company has been advised that William Steiner, 4 Radcliffe Drive, Great Neck, New York 11024, who holds 1,550 shares of Lawson Common Stock, intends to submit the following proposal at the Annual Meeting:

              "ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

"RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's (sic) implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's (sic) stockholders.

I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

THE BOARD OF DIRECTORS OF THE COMPANY OPPOSES AND UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

In 1982, the Board of Directors recommended that the Company elect directors to serve staggered terms so that no more than one-third of the directors are elected each year. The stockholders adopted that recommendation at the 1983 meeting by an overwhelming majority vote and Article Ninth of the Certificate of Incorporation and Section 3.2 of the By-Laws of the Company were adopted.

Under Delaware law, the action recommended in the proposal can be taken only if the Board recommends an amendment of the Company's Certificate of Incorporation and directs that the amendment be submitted to a vote of stockholders. In accordance with the Company's By-Laws, an affirmative vote of 75% of the outstanding shares of Common Stock entitled to vote would be required at a future meeting of the Company's stockholders in order to amend the provision for the staggered election of directors. The Board of Directors has not recommended and does not recommend such an amendment and deems the proposal to be detrimental to the interests of stockholders.

The classification of directors has the effect of making it more difficult to change the composition of the Board at other than a moderate pace and requires that at least two-thirds of the directors serving will have had prior experience on the Board. Preventing precipitous changes in control strengthens the Board's ability, in the exercise of its fiduciary duties, to maximize the value of the stockholders' investment in the Company and serves to provide informed oversight of corporate policies, orderly development of business strategies and operations, and long-term strategic planning. It also serves as an obstacle to sudden and disruptive attempts to obtain control of the Company.

A person seeking to acquire control of the Company will be required to initiate such action through arms-length negotiations with members of the Board who are in the best position to negotiate a transaction to maximize stockholder value and yield the highest price for the Company's stockholders. By virtue of staggered terms, at least two meetings of stockholders would be required to change control of the Board unless the existing Board consented to such change of control. The consent of the Board to a change of control, in turn, could be a condition to obtaining a higher price for the stockholders. Thus, having a staggered Board enhances the ability to negotiate favorable terms for all stockholders and does not necessarily discourage takeover offers.

The staggered Board notwithstanding, the stockholders retain their ability to replace incumbent directors or to propose alternative nominees for the class of directors to be elected at an annual meeting and thereby stockholders can properly and effectively express their views and influence Company policies. Those directors who remain in office will be influenced by any such stockholder action. The Board does not believe that directors elected for staggered terms are any less accountable to stockholders than if they would be elected annually. The same standards of performance apply regardless of the term of service.

The Board notes that according to information supplied to the Company by Mr. Steiner, he held 900 shares of Common Stock on October 16, 1996, with a market value of $19,688. Thereafter, Mr. Steiner reported increased holdings of 1,550 shares of Common Stock as of November 6, 1997, with a market value of $47,663. Between October 16, 1996 and November 6, 1997, the per share value of Lawson Common Stock increased 41%.

The Board continues to believe as it did in 1982, that maintaining staggered terms for directors is in the best interests of the Company and its stockholders. Maintaining staggered terms represents a reasonable and appropriate means of protecting against potentially abusive and coercive tactics associated with unsolicited efforts to obtain control of the Company and to provide informed oversight in the development of policies, business strategies and operations.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL.

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting is required for approval of the stockholder proposal. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

INDEPENDENT AUDITORS

The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 1998. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS

A stockholder proposal to be presented at the 1999 annual meeting must be received at the Company's executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than

December 11, 1998, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

OTHER MATTERS

The Board of Directors knows of no other matters which may be presented for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

                                          By Order of the Board of Directors
                                          Robert J. Washlow
                                          SECRETARY

April 10, 1998

                              LAWSON PRODUCTS, INC.

  P     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING ON MAY 12, 1998.
  R
        The undersigned hereby makes, constitutes and appoints Sidney L. Port
  O and Bernard Kalish, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the
  X Annual Meeting of Stockholders of Lawson Products, Inc., to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines,
  Y Illinois, on May 12, 1998, at 10:00 A.M. (Local Time), or any adjournment thereof.

        The withholding of authority to vote for any nominee will allow the proxies to distribute, in their discretion, the withheld votes equally or unequally to or among the remaining nominees. The nomination of any additional person or persons by any stockholder will allow the proxies to distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors' nominees.


                                FOLD AND DETACH HERE

/ X / PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND AGAINST PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS
Nominees: Bernard Kalish, Sidney L. Port, and
          Robert J. Washlow

             FOR                 WITHHOLD AUTHORITY
    / / all the nominees   / / to vote for all the
        listed below           nominees listed below:

(Instruction: To withhold authority to vote for any individual nominee, mark the "FOR" box and write the name of each such nominee in the space provided below.)

___________________________________________________________________________

2. Stockholder proposal concerning the sale or merger of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST.

                      / / FOR      / / AGAINST      / / ABSTAIN

3. Stockholder proposal concerning elimination of a classified Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST.

                      / / FOR      / / AGAINST      / / ABSTAIN

4. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE AND "AGAINST" EACH OF THE STOCKHOLDER PROPOSALS.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

NOTE: PLEASE DATE AND SIGN AS NAME APPEARS HEREON. IF SHARES ARE HELD JOINTLY
      OR BY TWO OR MORE PERSONS, EACH STOCKHOLDER NAMED SHOULD SIGN. ATTORNEYS, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


SIGNATURE  ________________________________


DATE  _____________________________________